                                                                      EXHIBIT 11

                      COMPUTATION OF NET INCOME PER SHARE
             FOR THE YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999
                    (dollars in thousands, except ratio's)

                                          1997       1998       1999
                                        --------   --------   --------
Basic net income (loss) per share:


Net income (loss)                       $(16,903)  $ (4,524)  $ 14,959
Dividends on preferred stock              (3,346)    (6,335)    (6,739)
                                        --------   --------   --------

  Net income (loss) available common    $(20,249)  $(10,859)  $  8,220

Weighted average shares outstanding       18,324     16,025     15,972

  Net income (loss) per share           $  (1.11)  $  (0.68)  $   0.52
                                        ========   ========   ========

Diluted net income (loss) per share:

Net income (loss)                       $(16,903)  $ (4,524)  $ 14,959
Dividends on preferred stock              (3,346)    (6,335)    (6,739)
                                        --------   --------   --------

  Net income (loss) available common    $(20,249)  $(10,859)  $  8,220

Weighted average shares outstanding       18,324     16,025     16,471

  Net income (loss) per share           $  (1.11)  $  (0.68)  $   0.50
                                        ========   ========   ========

Note: The common stock options, common stock grants, $12.50 common stock warrants, 7.125% convertible preferred stock and 8.50% convertible preferred stock were anti-dilutive for 1997 and 1998, and the $12.50 common stock warrants, 7.125% convertible preferred stock and 8.50% convertible preferred stock were anti-dilutive for 1999.